Gregory, Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Report Of Independent Registered Public Accounting Firm

To the Board of Trustees
Institutional Investor Trust

We have examined management's assertion, included in its representation letter dated February 7, 2012, that Institutional Investor Trust maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, as of December 31, 2011, and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed at such date. Institutional Investor Trust's management is responsible for maintaining effective internal control over transfer agent and registrar functions. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management's assertion and performing such other procedures as we considered necessary in the circumstances to evaluate internal control over the transfer agent and registrar functions, using the objectives set forth in Rule 17Ad- 13(a)(3) of the Securities Exchange Act of 1934. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that Institutional Investor Trust maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, and that no material inadequacies existed as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 as of December 31, 2011, is fairly stated, in all material respects, based on the criteria established by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934.

This report is intended solely for the information and use of management and the board of trustees and audit committee of Institutional Investor Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Gregory, Sharer & Stuart, P.A.

/s/ Gregory, Sharer & Stuat, P.A.

St. Petersburg, Florida
February 7, 2012

100 Second Avenue South, Suite 600, St. Petersburg, Florida 33701-4336
727/821-6161  /   FAX 727/822-4573
www.gsscpa.com